Exhibit 23.2


                          Independent Auditors' Consent





The Board of Directors
Provident Financial Services, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 2003, with respect to the consolidated statements of condition of The Provident Bank and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Annual Report on Form 10-K of Provident Financial Services, Inc. for the year ended December 31, 2002, incorporated herein by reference.


/s/ KPMG LLP

Short Hills, New Jersey
October 31, 2003